Exhibit 99.1

Explanation of Responses:

(1)
This Form 3 is filed on behalf of  Averill Master Fund, Ltd., a Cayman Islands exempted company (“Averill Master Fund”), Averill Madison Master Fund, Ltd., a Cayman Islands exempted company (“Averill Madison Master Fund” and, together with the Averill Master Fund, the “Funds”), Suvretta Capital Management, LLC, a Delaware limited liability company (“Suvretta Capital”), and Aaron Cowen (“Mr. Cowen”) (collectively, the “Reporting Persons”).

(2)	Reflects shares of common stock, par value $0.0001 per share (the “Common Stock”), of Benitec Biopharma Inc. (the “Issuer”) directly held by Averill Master Fund.
(3)	Reflects shares of shares of Common Stock of the Issuer directly held by Averill Madison Master Fund.
(4)
Mr. Cowen may be deemed to control Suvretta Capital and therefore may be deemed to beneficially own shares of Common Stock held by the Funds.  Mr. Cowen disclaims beneficial ownership of the shares of Common Stock reported herein except to the extent of any indirect pecuniary interest therein.

(5)	The Pre-Funded Warrants reflected herein are exercisable at any time after their applicable original issuance and expire when exercised in full.
(6)	Reflects warrants directly held by Averill Master Fund acquired as part of the Issuer’s underwritten public offering in September 2022.
(7)	Reflects warrants directly held by Averill Master Fund acquired as part of the Issuer’s underwritten public offering in August 2023.
(8)	Reflects warrants directly held by Averill Master Fund acquired as part of the Issuer’s private placement in April 2024.
(9)	Reflects warrants directly held by Averill Madison Master Fund acquired as part of the Issuer’s underwritten public offering in August 2023.
(10)	Reflects warrants directly held by Averill Madison Master Fund acquired as part of the Issuer’s private placement in April 2024.
(11)
Mr. Cowen may be deemed to control Suvretta Capital and therefore may be deemed to beneficially own shares of Common Stock underlying the warrants held by the Funds.  Mr. Cowen disclaims beneficial ownership of the shares of Common Stock underlying such warrants reported herein except to the extent of any indirect pecuniary interest therein.

(12)
The exercise of the reported warrants is subject to beneficial ownership limitations on exercise set forth in the applicable warrant; the number of shares underlying such warrants is reported herein without regard to any limitations on exercise contained therein.